EXHIBIT 99.1

Armada Oil, Inc. Announces Niobrara Project Update and Selects Location for Initial Test Well

Dallas, TX, November 6, 2013: Armada Oil, Inc. (the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, announced today that it has entered into a Third Amendment to its Seismic and Farm-Out Option Contract with Anadarko Petroleum (the “Anadarko Contract”).

The amendment extends the time for the Company’s commencement of drilling of the initial test well under the Anadarko Contract until July 31, 2014 (previously December 31, 2013).  In addition, the Company will have a period of 180 days from the date that the contract depth is reached in the initial test well to commence drilling of the second well to be drilled on the farm-out acreage, regardless of well type.  This change will allow a more reasonable period of time for analysis of the data from the initial test well.

“Great progress has been made in our evaluation process and a location for the initial test well has been tentatively selected,” said Randy M. Griffin, CEO of Armada Oil, Inc. “However, it is vitally important that we have sufficient time to evaluate all potential producing zones, to properly plan for multiple potential outcomes and to be sure we have selected the best possible location, not only with respect to the Niobrara Shale but also the deep conventional zones.  These changes to the Anadarko Contract will allow us to go about these activities in an orderly manner and to use the winter months in Wyoming to our advantage.” added Mr. Griffin.

About Armada Oil, Inc.
Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana.  In addition, the Company has developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and controls a strategic acreage position in southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil Inc.
972-490-9595
ir@armadaoil.us